Exhibit 99.B(14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Appendix D - Financial Highlights” in the Registration Statement of the Victory Portfolios relating to the reorganization of the Victory CEMP Multi-Asset Balanced Fund into the Victory Strategic Allocation Fund (formerly known as the Victory Balanced Fund) and to the incorporation by reference of our report dated December 23, 2015 with respect to the financial statements and financial highlights of the Victory Portfolios in this Registration Statement on Form N-14, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio

May 13, 2016